Exhibit 99.1

For Immediate Release

Triangle Petroleum Announces Settlement of Convertible Debentures

Calgary, Alberta – December 19, 2008 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (TSXV: TPE, OTCBB: TPLM) today reported that it has entered into amending agreements with its convertible debenture holders to settle in full, subject to regulatory approval, the principal (US $10 million) and interest (US $2.2 million) of the debentures by agreeing to pay an aggregate of US $6.5 million in cash and to issue an aggregate of 2,500,000 common shares.

Shaun Toker, Chief Financial Officer, commented, “Settlement of these outstanding debentures really cleans up our balance sheet. Being a completely debt free company positions us for additional funding options in 2009.”

Triangle also reports that it will not be proceeding with its previously announced flow through share offering and it has elected not to drill a test well on the 68,000 gross acres Beech Hill Block in New Brunswick.

About Triangle Petroleum Corporation

Triangle is an exploration company focused on emerging Canadian shale gas project covering 516,000 gross acres in the Maritimes Basin in Nova Scotia through Elmworth Energy Corporation, its Calgary based operating subsidiary. Triangle’s common shares trade on the TSX Venture Exchange under the symbol TPE and on the OTC Bulletin Board under the symbol TPLM.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

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